Independent Auditors' Consent





We consent to the use of our report dated February 3, 2002 on the financial statements of Traderight Corp. d/b/a/ Traderight Securities) for the year ended December 31, 2000 included herein on the registration statement of Traderight Corp. on Form SB-2/A and to the reference to our firm under the heading "Experts" in the prospectus.




RICHARD GOLDBERG, P.A.
West Hartford, CT
September 26, 2002